UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     March 10, 2009 (March 10, 2009)

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release today, March 10, 2009, reporting results of its operations for the fiscal quarter and nine-month period ended January 31, 2009. A copy of this Brown-Forman Corporation press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

 (a)  Not applicable.
 (b)  Not applicable.
 (c)  Exhibits
      99.1  Press Release dated March 10, 2009.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   March 10, 2009                     By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President, Associate
                                                General Counsel and Assistant
                                                Corporate Secretary



Exhibit Index

99.1 Press Release, dated March 10, 2009, issued by Brown-Forman Corporation, reporting results of operations for the fiscal quarter and nine-month period ended January 31, 2009.

                                                                 Exhibit 99.1


FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS GROWTH IN EARNINGS PER SHARE: 9% IN THIRD QUARTER; 7% FOR THE FIRST NINE MONTHS OF FISCAL 2009

Louisville, KY, March 10, 2009 - Brown-Forman Corporation reported diluted earnings per share(1) increased 9% to $0.81 for its fiscal 2009 third quarter ending January 31, 2009. For the first nine months of the fiscal year, diluted earnings per share increased 7% to $2.34. Reported operating income decreased 2% to $177 million for the quarter and decreased 2% to $540 million fiscal year-to-date. Adjusting for items in Schedule A of this press release, most notably the impact of foreign exchange, underlying(2) operating income grew 8% for the third quarter and 5% for the first nine months of fiscal 2009. In addition, reported operating margin (operating income as a percent of net sales) remained relatively consistent at nearly 22% when comparing the first nine months of fiscal 2009 to the same prior year period.

Paul Varga, the company's chief executive officer stated, "We are pleased to report solid underlying growth in net sales and operating income through the first nine months of our fiscal 2009. While the global economic slowdown affected our sales in the third quarter, we continued to run the company in a manner we believe is appropriate for this environment. Like most companies today, we are cautious regarding the short-term outlook given the extreme difficulty and uncertainty in the global economy. At the same time, however, we believe the strength of our brands and the health of our balance sheet places Brown-Forman in a strong position both today and as conditions improve.


--------

(1) All per share amounts have been adjusted to reflect the October 27, 2008 Class B common stock distribution. For every four shares of Class A or Class B common stock, one Class B share was issued.
(2) Underlying growth represents the percentage growth in reported financial results in accordance with GAAP, adjusted for certain items.
    A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) growth for the quarter and the first nine months of the fiscal year, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the notes to this press release.

The company's reported net sales of $2.5 billion for the nine months ended January 31, 2009 were flat when compared with the first nine months of last year. Adjusting for movements in foreign exchange rates, estimated changes in global distributor inventories, discontinued agency relationships, and the Australian ready-to-drink excise tax increase, underlying net sales grew 4% versus the same prior year period. For the third quarter, reported net sales decreased 11% due primarily to the impact of foreign exchange, while underlying net sales grew 1%.

 - Net sales for the Jack Daniel' s Family of Whiskey Brands, excluding ready-to-drink products, were flat on a reported basis but grew in the mid-single digits on a constant currency(3) basis for the first nine months of the fiscal year. Global depletions(4) grew in the low single digits for the first nine months of fiscal 2009 as gains in the U.S., Eastern Europe, Australia, and Latin America were partially offset by declines in Germany, Spain, South Africa, Italy, and Turkey. Third quarter depletion results were down in the low single digits due primarily to significant inventory reductions around the world. For the first nine months of fiscal 2009, reported net sales for Jack Daniel's Tennessee Whiskey decreased at a low single digit rate, while on a constant currency basis the brand's net sales grew at a low single digit rate. Gentleman Jack's net sales grew at a double-digit rate on both a reported and a constant currency basis for the nine month period.

 - Reported net sales for the Jack Daniel's & Cola ready-to-drink brand declined in the low single digits while constant currency net sales increased in the high single digits for the nine months ended January 31, 2009. Depletions increased at a healthy double-digit rate in the third quarter, nearly erasing the declines experienced in the first half of the year associated with the substantial increase of ready-to-drink excise taxes in Australia.


--------

(3) Constant currency represents reported net sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.
(4) Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.

 - Finlandia Vodka's net sales continued to grow at double-digit rates on both a reported and a constant currency basis for the nine month period, reflecting higher shipments and pricing gains. Led by Eastern Europe, global depletions advanced at double-digit rates for both the three and nine month periods. During the third quarter, Finlandia's depletions passed the 3 million case mark on a rolling twelve month basis.

 - Southern Comfort's net sales decreased at a high single-digit rate on a reported basis and contracted at a low single-digit rate on a constant currency basis during the first nine months of fiscal 2009. The brand continued to be negatively affected by the consumer switch to off-premise channels, particularly in the U.S., as well as reductions in inventory levels. Third quarter depletion gains in Australia and Germany were more than offset by declines in the U.S. and the U.K.

 - Reported and constant currency net sales grew at double-digit rates for Sonoma-Cutrer, in the high single digits for Bonterra and Woodford Reserve, and in the low single digits for Tuaca for the nine month period. Reported net sales for the Casa Herradura portfolio declined in the low single digits for the nine month period while constant currency sales grew in the low single digits. Chambord's reported net sales decreased in low single digits and remained flat on a constant currency basis for the nine month period through January 2009. During the third quarter, the company's super-premium brands experienced softer depletion trends when compared to the first half as they were increasingly impacted by the global economic downturn and resulting inventory reductions.

For the first nine months of the year, reported gross profit declined 6%, while underlying gross profit increased 1% after adjusting for foreign exchange rate movements, changes in global distributor inventories, discontinued agency relationships, and the non-cash agave inventory charge recognized earlier this fiscal year. Underlying gross profit growth lagged underlying net sales trends, due in part to increased value-added packaging costs and higher grain and fuel costs when compared to the first nine months of last year. For the third quarter, reported gross profit decreased 14% and underlying gross profit declined 2%. The significant strengthening of the U.S. dollar and inventory reductions for our brands in many markets around the world were the major factors contributing to these declines.

Reported advertising investments contracted 6% for the first nine months of the year compared to the same period last year. Adjusting for foreign exchange movements and spending behind discontinued agency brands, underlying advertising investments decreased 2% for the first nine months of fiscal 2009. The company continued to reallocate spending and adjust its promotional mix to those brands, markets, and channels where it believes the consumer and trade are most responsive to the investments, which included increased spending for value-added packaging that is reflected in cost of goods and selective discounting programs, which affects net sales.

Selling, general, and administrative (SG&A) expenses were down 8% for the first nine months when compared with the same period of last year as the company benefited from continued tight management of discretionary spending as well as lower performance-related costs, such as incentive compensation. Adjusting for changes in foreign exchange rates, transition costs related to the fiscal 2007 Casa Herradura acquisition, and the expenses incurred related to our Italian wines divestiture, SG&A decreased 6% for the nine months ended January 31, 2009.

Brown-Forman's balance sheet remained strong and the company continued to operate during the nine month period with an "A2" rating from Moody's and an "A" rating from Standard & Poor's. On January 9, 2009 the company completed the sale of $250 million in aggregate principal amount of 5% Notes due February 1, 2014. The company enjoyed continued access to commercial paper markets throughout the quarter. The strength of the balance sheet was supported through strong positive operating cash flows of $343 million for the first nine months of fiscal 2009.

During the third quarter, Brown-Forman paid a cash dividend of $0.2875 per share on its Class A and Class B Common Stock, a 6% increase over the dividend paid the prior quarter.

Full-Year Outlook

Due to the impact of foreign exchange and global inventory reductions, and our assumption that these factors will impact our reported results further in the fourth quarter, we are revising our fiscal year 2009 full year earnings per share guidance downward to a range of $2.70 to $2.90. This new range represents a potential reported decline of 5% to possible growth of 2% over prior year earnings per share of $2.84. The updated range reflects our cautious outlook about the global economic environment and its continued effect on our business throughout the remainder of our fiscal year. Additionally, our guidance includes the impact of the noncash agave write off and the gain on the sale of Italian wines announced earlier this fiscal year. This outlook also incorporates expectations for continued tight management of discretionary expenses, lower performance-related costs, and a lower effective tax rate in the fourth quarter when compared to the first nine months of the fiscal year.

Commenting on the updated guidance, Varga said "The condition of the global economy today and the mood of people over the last fifteen months, particularly the last six months, are obvious causes for concern. And while this may temper shorter-term growth rates for everyone, including Brown-Forman, we do not believe it diminishes the wonderful long-term opportunities which still exist to build our brands over time for the immense benefit of our shareholders."

Brown-Forman  will host a  conference  call to discuss  the results at 9:30 a.m.
(EST) this morning. All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410 and ask for the Brown-Forman call. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 9:30 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman's Internet Web site, www.brown-forman.com, through a link to "Investor Relations." For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 87273422. A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

Brown-Forman Corporation is a producer and marketer of fine quality beverage alcohol brands, including Jack Daniel's, Southern Comfort, Finlandia, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, Tuaca, Woodford Reserve, and Bonterra.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - Continuation of the global economic downturn or turmoil in world financial and equity markets (and related credit and capital market instability and illiquidity; decreased consumer and trade spending; higher unemployment; supplier, customer and consumer credit or other financial problems, inventory reductions by distributors, wholesalers, and retailers, bank failures or governmental nationalizations, etc.);
 - pricing, marketing, products, and other competitive activity focused against our major brands;
 - continued or further decline in consumer confidence or spending, whether related to global economic conditions, war, natural disasters, terrorist attacks or other factors;
 - tax increases, changes in tax rules or accounting standards (e.g., LIFO treatment for inventory), tariff barriers and/or other restrictions affecting beverage alcohol, whether at the U.S. federal or state level or in other major markets around the world, and the unpredictability or suddenness with which they can occur;
 - limitations and restrictions on distribution of products and alcohol marketing, including advertising and promotion, as a result of stricter governmental policies adopted either in the United States or in our other major markets;
 - changes in and obligations for employees, former employees and retirees cost of benefits, and lower returns on pension assets;
 - fluctuations in the U.S. Dollar against foreign currencies, especially the British Pound, Euro, Australian Dollar, Polish Zloty, South African Rand, Japanese Yen, Russian Ruble and Mexican Peso;
 - reduced bar, restaurant, hotel and other on-premise business, consumer shifts to discount stores and other price sensitive purchases and venues;
 - longer-term, changes in consumer preferences, societal attitudes or cultural trends that result in reduced consumption of our premium spirits brands or ready-to-drink products;
 - distribution arrangement changes in major markets that affect the timing of our sales or limit our ability to market or sell our products successfully;
 - adverse impacts as a consequence of our acquisitions, joint ventures, business partnerships, acquisition strategies, integration of acquired businesses, or conforming them to the company's trade practice standards, financial controls environment and U.S. public company requirements;
 - price increases in energy or raw materials, such as grapes, grain, agave, wood, glass, and plastic;
 - changes in climate conditions, agricultural uncertainties, our suppliers' financial hardships or other supply limitations that adversely affect supply, price, availability, quality, or health of grapes, agave, grain, glass, closures or wood;
 - negative public media related to our company, brands, personnel, operations, business performance or prospects;
 - counterfeit production, tampering, or contamination of our products and any resulting negative effect on our sales, intellectual property rights, or brand equity;
 - consumer and trade acceptance of product line extensions and new marketing initiatives;
 - adverse developments stemming from state or federal investigations of beverage alcohol industry marketing or trade practices of suppliers, distributors or retailers; and
 - impairment in the recorded value of inventory, fixed assets, goodwill or other acquired intangibles.

                            Brown-Forman Corporation
                 Unaudited Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                      Three Months Ended
                                          January 31,
                                      2008           2009         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                         $877.4         $784.1         (11%)
   Excise taxes                       205.0          191.7          (6%)
   Cost of sales                      239.8          221.8          (7%)
                                     ------         ------
      Gross profit                    432.6          370.6         (14%)

   Advertising expenses               107.6           87.0         (19%)
   Selling, general, and
    administrative expenses           143.3          113.1         (21%)
   Amortization expense                 1.3            1.3
   Other (income), net                 (1.2)          (8.0)
                                     ------         ------
      Operating income                181.6          177.2          (2%)

   Interest expense, net                9.1            8.1
                                     ------         ------
      Income before income taxes      172.5          169.1          (2%)

   Income taxes                        56.6           45.7
                                     ------         ------
      Net income                     $115.9         $123.4           6%
                                     ======         ======
   Earnings per share:
      Basic                            0.76           0.82           9%
      Diluted                          0.75           0.81           9%


DISCONTINUED OPERATIONS
   Net income                         $ 0.1          $  --

   Earnings per share:
      Basic                              --             --
      Diluted                            --             --


TOTAL COMPANY
   Net income                        $116.0         $123.4           6%

   Earnings per share:
      Basic                            0.76           0.82           8%
      Diluted                          0.75           0.81           9%


                                     (more)

                            Brown-Forman Corporation
                 Unaudited Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                       Nine Months Ended
                                          January 31,
                                      2008           2009         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                       $2,509.9       $2,508.9           0%
   Excise taxes                       534.8          564.7           6%
   Cost of sales                      681.5          726.1           7%
                                     ------         ------
      Gross profit                  1,293.6        1,218.1          (6%)

   Advertising expenses               314.2          294.1          (6%)
   Selling, general, and
    administrative expenses           433.1          397.2          (8%)
   Amortization expense                 3.8            3.8
   Other (income), net                 (7.2)         (16.6)
                                     ------         ------
      Operating income                549.7          539.6          (2%)

   Interest expense, net               32.5           23.5
                                     ------         ------
      Income before income taxes      517.2          516.1           0%

   Income taxes                       176.5          161.3
                                     ------         ------
      Net income                     $340.7         $354.8           4%
                                     ======         ======
   Earnings per share:
      Basic                            2.21           2.36           6%
      Diluted                          2.19           2.34           7%


DISCONTINUED OPERATIONS
   Net income                         $  --          $  --

   Earnings per share:
      Basic                              --             --
      Diluted                            --             --


TOTAL COMPANY
   Net income                        $340.7         $354.8           4%

   Earnings per share:
      Basic                            2.21           2.36           6%
      Diluted                          2.19           2.34           7%


                                     (more)

                            Brown-Forman Corporation
                 Unaudited Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                                April 30,         January 31,
                                                  2008               2009
                                                 -------            -------
Assets:
Cash and cash equivalents                        $118.9              $334.7
Accounts receivable, net                          453.2               413.5
Inventories                                       684.5               643.2
Other current assets                              199.4               203.1
                                                -------             -------
     Total current assets                       1,456.0             1,594.5

Property, plant, and equipment, net               501.4               479.5
Goodwill                                          688.0               673.2
Other intangible assets                           698.8               686.4
Prepaid pension cost                               22.8                26.3
Other assets                                       38.0                39.9
                                                -------             -------
     Total assets                              $3,405.0            $3,499.8
                                                =======             =======

Liabilities:
Accounts payable and accrued expenses            $379.7              $299.5
Accrued income taxes                               14.7                 6.0
Dividends payable                                    --                43.3
Short-term borrowings                             589.6               397.2
                                                -------             -------
     Total current liabilities                    984.0               746.0

Long-term debt                                    417.0               660.6
Deferred income taxes                              88.8               108.4
Accrued postretirement benefits                   121.2               115.9
Other liabilities                                  68.8                57.3
                                                -------             -------
     Total liabilities                          1,679.8             1,688.2

Stockholders' equity                            1,725.2             1,811.6
                                                -------             -------

Total liabilities and stockholders' equity     $3,405.0            $3,499.8
                                                =======             =======

                                     (more)

                            Brown-Forman Corporation
            Unaudited Condensed Consolidated Statements of Cash Flows
                              (Dollars in millions)

                                                         Nine Months Ended
                                                            January 31,
                                                      2008              2009
                                                     ------            ------
Cash provided by operating activities                $397.3            $342.9

Cash flows from investing activities:
   Acquisition of brand names and trademarks          (12.0)               --
   Sale of brand names and trademarks                    --              16.8
   Sale of short-term investments                      85.6                --
   Additions to property, plant, and equipment        (31.6)            (37.1)
   Other                                               (3.6)             (2.5)
                                                     ------            ------
         Cash provided by (used for)
          investing activities                         38.4             (22.8)

Cash flows from financing activities:
   Net (repayment) issuance of debt                  (164.4)             66.5
   Acquisition of treasury stock                     (122.0)            (22.8)
   Special distribution to stockholders              (203.7)               --
   Dividends paid                                    (116.6)           (125.6)
   Other                                               19.7              (3.1)
                                                     ------            ------
         Cash used for financing activities          (587.0)            (85.0)

Effect of exchange rate changes
 on cash and cash equivalents                           5.1             (19.3)
                                                     ------            ------

Net (decrease) increase in
 cash and cash equivalents                           (146.2)            215.8

Cash and cash equivalents, beginning of period        282.8             118.9
                                                     ------            ------
Cash and cash equivalents, end of period             $136.6            $334.7
                                                     ======            ======


                                     (more)

                            Brown-Forman Corporation
                      Supplemental Information (Unaudited)
                 (Dollars in millions, except per share amounts)


                                                        Three Months Ended
                                                            January 31,
                                                    2008                  2009
                                                   ------                ------

Gross margin                                        49.3%                 47.3%
Operating margin                                    20.7%                 22.6%

Effective tax rate                                  32.8%                 27.0%

Cash dividends paid per common share              $0.2720               $0.2875

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        153,545               150,544
   - Diluted                                      154,968               151,486



                                                         Nine Months Ended
                                                            January 31,
                                                    2008                  2009
                                                   ------                ------

Gross margin                                        51.5%                 48.6%
Operating margin                                    21.9%                 21.5%

Effective tax rate                                  34.1%                 31.2%

Cash dividends paid per common share              $0.7560               $0.8315

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        153,856               150,592
   - Diluted                                      155,348               151,739



These figures have been prepared in accordance with the company's customary accounting practices.

                                   Schedule A

                            Brown-Forman Corporation
                           Continuing Operations Only
                      Supplemental Information (Unaudited)

                                                    Three Months Ended       Nine Months Ended
                                                     January 31, 2009        January 31, 2009

REPORTED CHANGE IN NET SALES                              (11%)                      0%
Australian excise tax                                      (1%)                     (1%)
Net sales from agency brands                                1%                       1%
Estimated net change in distributor inventories             2%                       1%
Impact of foreign currencies                               10%                       3%
                                                          -----                    -----
UNDERLYING CHANGE IN NET SALES                              1%                       4%
                                                          =====                    =====

REPORTED CHANGE IN GROSS PROFIT                           (14%)                     (6%)
Non-cash agave charge                                        -                       1%
Gross profit from agency brands                             1%                       1%
Estimated net change in distributor inventories             3%                       1%
Impact of foreign currencies                                8%                       4%
                                                          -----                    -----
UNDERLYING CHANGE IN GROSS PROFIT                          (2%)                      1%
                                                          =====                    =====

REPORTED CHANGE IN ADVERTISING                            (19%)                     (6%)
Advertising from agency brands                              2%                       2%
Impact of foreign currencies                                9%                       2%
                                                          -----                    -----
UNDERLYING CHANGE IN ADVERTISING                           (8%)                     (2%)
                                                          =====                    =====

REPORTED CHANGE IN SG&A                                   (21%)                     (8%)
Impact from Italian wines divestiture                      (1%)                       -
Transition expenses from acquisitions                       1%                       1%
Impact of foreign currencies                                6%                       1%
                                                          -----                    -----
UNDERLYING CHANGE IN SG&A                                 (15%)                     (6%)
                                                          =====                    =====

REPORTED CHANGE IN OPERATING INCOME                        (2%)                     (2%)
Operating income from agency brands                          -                       1%
Non-cash agave charge                                        -                       4%
Impact from Italian wines divestiture                     (11%)                     (4%)
Transition expenses from acquisitions                      (1%)                     (1%)
Estimated net change in distributor inventories             6%                       1%
Impact of foreign currencies                               16%                       6%
                                                          -----                    -----
UNDERLYING CHANGE IN OPERATING INCOME                       8%                       5%
                                                          =====                    =====

Notes:

Australian excise tax - Refers to the impact of the 70% increase in excise tax of ready-to-drink products in Australia, implemented on April 27, 2008. Since net sales are recorded including excise tax, we believe it is important to make this adjustment to better understand our underlying sales trends.

Agency brands - Refers to the impact of certain agency brands distributed in various geographies, primarily Appleton, Amarula, Durbanville Hills, and Red Bull, which exited Brown-Forman's portfolio during fiscal 2008.

Estimated net change in distributor inventories - Refers to the estimated financial impact of changes in distributor inventories for the company's brands. We compute this effect using our estimated depletion trends and separately identify trade inventory changes in the variance analysis for our key measures. Based on the estimated depletions and the fluctuations in distributor inventory levels, we then adjust the percentage variances from prior to current periods for our key measures. We believe it is important to make this adjustment in order for management and investors to understand the results of our business without distortions that can arise from varying levels of distributor inventories.

Impact of foreign currencies - Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar. We use the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of our business (both positively and negatively). To neutralize the effect of foreign exchange fluctuations, we have historically translated current year results at prior year rates. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis. We believe this allows both management and our investors to understand better our company's growth trends.

Non-cash agave charge - Refers to an abnormal number of agave plants identified during the first quarter as dead or dying. Although agricultural uncertainties are inherent in our tequila or any other business that includes the growth and harvesting of raw materials, we believe that the magnitude of this item distorts the underlying trends of our business. Therefore, we believe that excluding this non-cash charge allows for a better understanding of operating income growth trends.

Italian wines divestiture - Refers to the company's December 2008 sale of its Bolla and Fontana Candida Italian wine brands to Gruppo Italiano Vini (GIV). We believe that excluding the net gain on the sales of these Italian wine brands provides helpful information in forecasting and planning the growth expectations of the company.

Acquisitions - Refers to transition related expenses from the acquisition of the Casa Herradura brands in January 2007, thus making comparisons difficult to understand. We believe that excluding transition expenses related to the acquisition provides helpful information in forecasting and planning the growth expectations of the company.

The company cautions that non-GAAP measures may be considered in addition to, but not as a substitute for, the company's reported GAAP results.